Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Tredegar Corporation on Form S-8 (File Numbers 33-64647, 333-66562 and 333-120132) of our report dated June 17, 2009, appearing in this Annual Report on Form 11-K of the Tredegar Corporation Retirement Savings Plan for the year ended December 31, 2008.

/s/ Witt Mares, PLC

Richmond, Virginia
June 26, 2009